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                                                                       Exhibit 7



               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-6 No. 333-54338), which is incorporated by reference into Post-Effective Amendment No. 2, pertaining to the Lincoln Life Flexible Premium Variable Life Account M, and to the use therein of our reports dated (a) February 2, 2001, with respect to the statutory-basis financial statements of The Lincoln National Life Insurance Company, and (b) March 1, 2001, with respect to the financial statements of Lincoln Life Flexible Premium Variable Life Account M.


                                       /s/Ernst & Young LLP


Fort Wayne, Indiana
September 7, 2001